UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022 (November 21, 2022)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-41-22-716-9800

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nil par value	QTNT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Quotient Limited (the “Company” or “we”, “us” and “our”) received consents from all of the holders (the “Consenting Holders”) of its 12% Senior Secured Notes due 2025 (the “Notes”) issued pursuant to the Indenture, dated as of October 14, 2016 (as subsequently amended, the “Indenture”), by and among the Company, the guarantors party thereto and U.S. Bank National Association, a national banking association, as trustee and collateral agent, to further amend the Indenture pursuant to the Eight Supplemental Indenture, dated as of November 21, 2022 (the “Eight Supplemental Indenture”). The Eight Supplemental Indenture has been executed by the Company, the Trustee and the other parties thereto and is in effect.

The Eighth Supplemental Indenture eliminates the Company’s obligation under the SSN Indenture to make the interest payment otherwise due on October 15, 2022 in cash, and permit the Company instead to make such interest payment “in kind” by issuing new debt securities to the noteholders. The Eighth Supplemental Indenture allows the Company to issue and deliver further SSNs (the “Further SSNs”) in an aggregate principal amount of $3,987,500 to satisfy interest due on the SSNs by way of payment in-kind. The Further SSNs have the same terms as the SSNs, except that the issuance price, the issuance date and the Initial Payment Date vary. The Further SSNs and the SSNs are treated as a single class for all purposes under the SSN Indenture, including directions provided to the Trustee, waivers, amendments, redemptions and offers to purchase, and ranks on a parity basis in right of payment and security. The Eighth Supplemental Indenture increases the permitted SSNs issuance amount under the Notes to $145,000,000 plus the October 2022 Interest Amount (being $3,987,500), and changes the redemption provisions under the Notes to allow SSNs in denominations larger than $1,000 to be redeemed in part but only in whole multiples of $1.00 in excess of $1,000.

The Company sought the amendments described above to allow the Company to preserve liquidity and avoid an event of default that would otherwise result from the Company’s failure to make a cash interest payment on or before October 17, 2022.

The above description of the Eighth Supplemental Indenture is qualified in its entirety by reference to the Eighth Supplemental Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 8.01	Other Events.

On November 17, 2022, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company’s ordinary shares had a closing bid price at or above $1.00 per share for a minimum of 10 consecutive business days, the Company’s ordinary shares had regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Global Market, as set forth in Nasdaq Listing Rule 5450(a)(1). The Company remains subject to a listing deficiency notice for failure to meet Nasdaq’s market value of listed securities standard, as previously announced on August 9, 2022.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Eighth Supplemental Indenture, dated as of November 21, 2022, by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.

104	The cover page for this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 22, 2022
QUOTIENT LIMITED

	By:	/s/ Manuel O. Méndez
	Name:	Manuel O. Méndez
	Title:	Chief Executive Officer